UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D. C. 20549

                                SCHEDULE 13D

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             AMENDMENT NO. 2 *

                     COMPAGNIE GENERALE DE GEOPHYSIQUE
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                              (Name of Issuer)

              ORDINARY SHARES OF NOMINAL VALUE TWO EUROS EACH
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                       (Title of Class of Securities)

                                  [NONE]**
          --------------------------------------------------------
                               (CUSIP Number)

                          STEVEN J. STEINMAN, ESQ.
                FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP
                             ONE NEW YORK PLAZA
                          NEW YORK, NEW YORK 10004
                               (212) 859-8000
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(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                              Communications)

                              OCTOBER 4, 2004
          --------------------------------------------------------
          (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss. ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------
** The CUSIP Number for the American Depositary Shares, each representing one fifth of one Ordinary Share of nominal value two euros each, is 204386106.

                                    13D

CUSIP NO.     None                                           Page 2 of 9 Pages

   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS.
             ENERGY FUND II GP, LLC

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  [X]
                                                                    (b)  [ ]

   3     SEC USE ONLY


   4     SOURCE OF FUNDS
             AF

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                  [ ]

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE

   NUMBER OF        7    SOLE VOTING POWER
     SHARES                  1,777,071

  BENEFICIALLY      8    SHARED VOTING POWER
    OWNED BY

      EACH          9    SOLE DISPOSITIVE POWER
   REPORTING                 1,777,071
     PERSON


      WITH         10    SHARED DISPOSITIVE POWER


  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,777,071

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                          [ ]


  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             15.2%

  14     TYPE OF REPORTING PERSON
             OO

                                    13D

CUSIP NO.     None                                           Page 3 of 9 Pages

   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS.
             BEACON ENERGY INVESTORS II, LP

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  [X]
                                                                    (b)  [ ]

   3     SEC USE ONLY


   4     SOURCE OF FUNDS
             AF

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                  [ ]

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE

   NUMBER OF        7    SOLE VOTING POWER
     SHARES                  1,777,071

  BENEFICIALLY      8    SHARED VOTING POWER
    OWNED BY

      EACH          9    SOLE DISPOSITIVE POWER
   REPORTING                 1,777,071
     PERSON


      WITH         10    SHARED DISPOSITIVE POWER


  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,777,071

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                          [ ]


  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             15.2%

  14     TYPE OF REPORTING PERSON
             OO

                                    13D

CUSIP NO.     None                                           Page 4 of 9 Pages

   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS.
             THE BEACON GROUP ENERGY INVESTMENT FUND II, L.P.

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  [X]
                                                                    (b)  [ ]

   3     SEC USE ONLY


   4     SOURCE OF FUNDS
             AF

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                  [ ]

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE

   NUMBER OF        7    SOLE VOTING POWER
     SHARES                  1,748,648

  BENEFICIALLY      8    SHARED VOTING POWER
    OWNED BY

      EACH          9    SOLE DISPOSITIVE POWER
   REPORTING                 1,748,648
     PERSON

      WITH         10    SHARED DISPOSITIVE POWER


  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,748,648

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                          [ ]


  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             15.0%

  14     TYPE OF REPORTING PERSON
             PN

                                    13D

CUSIP NO.     None                                           Page 5 of 9 Pages

   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS.
             CGG INVESTORS LLC

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  [X]
                                                                    (b)  [ ]

   3     SEC USE ONLY


   4     SOURCE OF FUNDS
             AF

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                  [ ]

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE

   NUMBER OF        7    SOLE VOTING POWER
     SHARES                  1,748,648

  BENEFICIALLY      8    SHARED VOTING POWER
    OWNED BY                 0

      EACH          9    SOLE DISPOSITIVE POWER
   REPORTING                 1,748,648
     PERSON


      WITH         10    SHARED DISPOSITIVE POWER
                             0

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,748,648

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                          [ ]


  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             15.0%

  14     TYPE OF REPORTING PERSON
             OO

                                    13D

CUSIP NO.     None                                           Page 6 of 9 Pages

   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS.
             GF LTD. TRANSACTION PARTNERSHIP, L.P.

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  [X]
                                                                    (b)  [ ]

   3     SEC USE ONLY


   4     SOURCE OF FUNDS
             AF

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                  [ ]

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE

   NUMBER OF        7    SOLE VOTING POWER
     SHARES                  28,423

  BENEFICIALLY      8    SHARED VOTING POWER
    OWNED BY

      EACH          9    SOLE DISPOSITIVE POWER
   REPORTING                 28,423
     PERSON


      WITH         10    SHARED DISPOSITIVE POWER


  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             28,423

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                          [ ]


  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             .2%

  14     TYPE OF REPORTING PERSON
             PN

     This Statement on Schedule 13D, relating to the Ordinary Shares of nominal value two euros each (the "Ordinary Shares") of Compagnie Generale de Geophysique, a company organized under the laws of the Republic of France (the "Issuer") amends the Schedule 13D filed on February 4, 2000 by and on behalf of Energy Fund II GP, LLC, Beacon Energy Investors II, L.P., The Beacon Group Energy Investment Fund II, L.P., CGG Investors LLC, and GF Ltd. Transaction Partnership, L.P. (collectively, the "Reporting Persons") and amended by Amendment No. 1 thereto filed on October 29, 2002.

ITEM 1.     SECURITY AND ISSUER.

     Unchanged.

ITEM 2.     IDENTITY AND BACKGROUND.

     Unchanged.

ITEM 3.     SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     Unchanged.

ITEM 4.     PURPOSE OF THE TRANSACTION.

     Unchanged.

ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.

     Item 5 is amended in its entirety as follows:

     (a) The aggregate number and percentage of the Ordinary Shares beneficially owned by each of the Reporting Persons are set forth on the cover pages of this Statement on Schedule 13D, and such information is incorporated herein by reference.

     (b) The number of Ordinary Shares as to which there is sole power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or direct the disposition for the Reporting Persons is set forth on the cover pages of this Statement on
Schedule 13D, and such information is incorporated herein by reference. Pursuant to the transactions described in Item 5(c) below, (i) the 1,777,071 Ordinary Shares beneficially owned by Energy Fund II GP, LLC and Beacon Energy Investors II, LP represent 26.9 percent of the voting rights of the Issuer; (ii) the 1,748,648 Ordinary Shares beneficially owned by The Beacon Group Energy Investment Fund II, L.P. and CGG Investors LLC represent 26.4 percent of the voting rights of the Issuer; and (iii) the 28,423 Ordinary Shares beneficially owned by GF Ltd. Transaction Partnership, L.P. represent .4 percent of the voting rights of the Issuer.

     (c) The Issuer's Articles of Association provide that a double voting right is allocated to all registered and fully paid-up Ordinary Shares registered in the name of the same holder for at least two years. Pursuant to this provision, on December 13, 2001, the Ordinary Shares owned by the Reporting Persons were allocated double voting rights. Additionally, on October 7, 2002, the Issuer informed the Reporting Persons that due to the lack of providing notice to the Issuer within fifteen days of crossing the 16 percent, 18 percent, and 20 percent threshold, the Reporting Persons had lost a total of 760,742 voting rights. Pursuant to the Issuer's Articles of Association, because two years have elapsed since the last notification made by the Reporting Persons on October 4, 2002, the Reporting Persons have automatically acquired certain double voting rights.

     (d) The investors in The Beacon Group Energy Investment Fund II, L.P. and GF Ltd. Transaction Partnership, L.P. have the right to receive dividends from, and the proceeds from the sale of, the respective Ordinary Shares reported by such persons on the cover pages of this Statement on
Schedule 13D. No such investor has such right with respect to more than 5% of the Ordinary Shares.

     (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

        Unchanged.

ITEM 7.     MATERIAL TO BE FILED AS EXHIBITS.

        Item 7 is amended by adding the following:

        Exhibit 5 --  Agreement of Joint Filing

                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 13, 2004

                             ENERGY FUND II GP, LLC

                             By:        /s/ John MacWilliams
                                    ----------------------------------------
                                    Authorized Signatory

                             BEACON ENERGY INVESTORS II, LP

                             By:    Energy Fund II GP, LLC

                                    By: /s/ John MacWilliams
                                       ------------------------------------

                                            Authorized Signatory

                             THE BEACON GROUP ENERGY INVESTMENT FUND II, L.P.

                             By:    Beacon Energy Investors II, LP

                                    By:     Energy Fund II GP, LLC

                                            By:    /s/ John MacWilliams
                                               -----------------------------
                                               Authorized Signatory

                             CGG INVESTORS LLC

                             By:    The Beacon Group Energy Investment
                                    Fund II, L.P.
                                    By:     Beacon Energy Investors II, LP
                                            By:    Energy Fund II GP, LLC

                                                   By:    /s/ John MacWilliams
                                                      -------------------------
                                                          Authorized Signatory

                             GF LTD. TRANSACTION PARTNERSHIP, L.P.

                             By:    Beacon Energy Investors II, LP

                                    By:     Energy Fund II GP, LLC

                                            By:    /s/ John MacWilliams
                                                -------------------------------
                                                   Authorized Signatory

                                 SCHEDULE I


               NAME            STATE OF INCORPORATION  BUSINESS ADDRESS
            - - - - -          - - - - - - - - - - -   - - - - - - - -

Energy Fund II GP, LLC              Delaware           1221 Avenue of the
                                                       Americas
                                                       New York, New York 10020

Beacon Energy Investors II, LP      Delaware           1221 Avenue of the
                                                       Americas
                                                       New York, New York 10020

The Beacon Group Energy             Delaware           1221 Avenue of the
Investment Fund II, L.P.                               Americas
                                                       New York, New York 10020

CGG Investors LLC                   Delaware           1717 South Boulder Avenue
                                                       Tulsa, Oklahoma 74119

GF Ltd. Transaction Partnership,    Delaware           1717 South Boulder Avenue
L.P.                                                   Tulsa, Oklahoma 74119

                                 EXHIBIT 5

                         AGREEMENT OF JOINT FILING

The undersigned agree that the foregoing Statement on Schedule 13D is being filed with the Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k).

Dated:  October 13, 2004

                             ENERGY FUND II GP, LLC

                             By:        /s/ John MacWilliams
                                    ----------------------------------------
                                    Authorized Signatory

                             BEACON ENERGY INVESTORS II, LP

                             By:    Energy Fund II GP, LLC

                                    By: /s/ John MacWilliams
                                       ------------------------------------

                                            Authorized Signatory

                             THE BEACON GROUP ENERGY INVESTMENT FUND II, L.P.

                             By:    Beacon Energy Investors II, LP

                                    By:     Energy Fund II GP, LLC

                                            By:    /s/ John MacWilliams
                                               -----------------------------
                                               Authorized Signatory

                             CGG INVESTORS LLC

                             By:    The Beacon Group Energy Investment
                                    Fund II, L.P.
                                    By:     Beacon Energy Investors II, LP
                                            By:    Energy Fund II GP, LLC

                                                   By:    /s/ John MacWilliams
                                                      -------------------------
                                                          Authorized Signatory

                             GF LTD. TRANSACTION PARTNERSHIP, L.P.

                             By:    Beacon Energy Investors II, LP

                                    By:     Energy Fund II GP, LLC

                                            By:    /s/ John MacWilliams
                                                -------------------------------
                                                   Authorized Signatory